UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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Williams Scotsman International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Williams Scotsman International, Inc.
8211 Town Center Drive
Baltimore, Maryland 21236

March 30, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Williams Scotsman International, Inc. (the “Company”) at 8211 Town Center Drive, Baltimore, Maryland 21236 on April 26, 2007 at 9:30 a.m.

At the meeting you will be asked to consider and vote on the election of directors and the ratification of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm.

The Board of Directors has unanimously approved the re-election of Steven B. Gruber, James L. Singleton and Alan D. Wilson as directors of the Company and the ratification of E&Y as the Company’s independent registered public accounting firm and recommends that you vote FOR each of them.

A copy of the Company’s Annual Report for the fiscal year ended December 31, 2006 is also enclosed.

The formal notice of the Annual Meeting of Stockholders and the proxy statement follow. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy card promptly so that your shares will be represented. The proxy card is revocable and will not affect your right to vote in person if you attend the meeting.

Very truly yours,

GERARD E. HOLTHAUS
Chairman, President and
Chief Executive Officer

Williams Scotsman International, Inc.
8211 Town Center Drive
Baltimore, Maryland 21236

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
APRIL 26, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Williams Scotsman International, Inc., a Delaware corporation (the “Company”), will be held at our offices located at 8211 Town Center Drive, Baltimore, Maryland USA, on April 26, 2007, at 9:30 a.m. local time, for the following purposes:

1.     To elect three directors for a three year term ending at the Annual Meeting of Stockholders to be held in 2010 and until their respective successors are duly elected and qualify.

2.     To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2007.

3.     To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has fixed the close of business on March 5, 2007 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of stockholders as of the record date will be available for inspection at the Company’s corporate headquarters during business hours for a period of ten days before the Annual Meeting.

The primary purpose of the 2007 Annual Meeting will be to tabulate the votes cast on the above matters. It is not anticipated that any other business will be conducted at that time.

We invite your attention to the attached Proxy Statement and to the enclosed Annual Report of the Company for the year ended December 31, 2006.

By Order of the Board of Directors,

/s/ JOHN B. ROSS
Corporate Secretary

Baltimore, Maryland
March 30, 2007

YOUR VOTE IS IMPORTANT! EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

Williams Scotsman International, Inc.
8211 Town Center Drive
Baltimore, Maryland 21236

PROXY STATEMENT

INTRODUCTION

General

This Proxy Statement is furnished to stockholders of Williams Scotsman International, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held at our offices located at 8211 Town Center Drive, Baltimore, Maryland 21236, on April 26, 2007, at 9:30 a.m. local time, and at any adjournment or postponement thereof.

Solicitation

The solicitation of proxies is being made primarily by mail, but directors, officers and employees of the Company, none of whom will receive additional compensation therefor may also engage in the solicitation of proxies by telephone, telegraph or other means. The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners.

This Proxy Statement and the accompanying form of proxy are being sent to stockholders on or about March 30, 2007.

Voting Rights and Outstanding Shares

The Board of Directors of the Company has fixed the close of business on March 5, 2007 as the record date (the “Record Date”) for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting. On the Record Date, 43,172,505 shares of Common Stock, $0.01 par value per share (“Common Stock”), of the Company were issued and outstanding. Each share of Common Stock entitles the holder to one vote on each matter to be voted on at the Annual Meeting. There is no cumulative voting for the election of directors.

The presence, in person or by proxy, of at least a majority of the total outstanding number of shares of Common Stock entitled to vote on the Record Date is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

A stockholder may, with respect to the election of directors, (i) vote “FOR” the election of the named director nominees, (ii) “WITHHOLD AUTHORITY” to vote for all named director nominees, or (iii) vote for the election of all director nominees other than any nominee with respect to whom the stockholder withholds authority to vote. A stockholder may, with respect to each other matter specified in the notice of meeting, (i) vote “FOR” the matter, (ii) vote “AGAINST” the matter, or (iii) “ABSTAIN” from voting on the matter.

All shares of Common Stock entitled to vote and represented by properly submitted proxies received prior to the Annual Meeting and not revoked, will be voted in accordance with your instructions. If no instructions are indicated, the shares of Common Stock represented by a properly submitted proxy will be voted “FOR” the election of each of the named director nominees and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted by the stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote Common Stock held in street name on certain matters in the absence of instructions from the beneficial owner of the Common Stock. These “nonvoted shares,” i.e., shares subject to a proxy which are not being voted with respect to a particular matter, will be considered shares not present and entitled to vote on such matter, although these shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.

Revocation of Proxies

A proxy may be revoked at any time before its exercise by the filing of a written revocation with John B. Ross, Corporate Secretary of the Company, by timely providing a later-dated proxy, or by voting by ballot at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke a proxy.

Attendance at the Annual Meeting

When you enter the Annual Meeting, you will be asked to present photo identification, such as a driver’s license. If you hold Common Stock in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement from your bank or broker are examples of proof of ownership. If you want to vote your Common Stock held in street name in person, you must get a written proxy in your name from the broker, bank or other nominee that holds your shares.

Required Vote

The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. Accordingly, if a quorum is present at the Annual Meeting, the three persons receiving the greatest number of votes will be elected to serve as directors. Therefore, assuming the presence of a quorum at the Annual Meeting and that no additional nominees are nominated, withholding authority to vote for a director(s) and “nonvoted shares” with respect to the election of directors will not affect the outcome of the election of directors.

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2007. Under Delaware law, abstentions with respect to matters other than the election of directors are generally considered as shares present and entitled to vote and thus have the same effect as a vote against such matter. “Nonvoted shares” with respect to such a matter will not be considered as entitled to vote on the matter and thus will not affect the determination of whether the matter is approved.

As of March 28, 2007, the Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Submission of a proxy, however, confers on the designated proxy, the authority to vote the shares in accordance with their discretion on such other business, if any, as may properly come before the Annual Meeting to the same extent as the person signing the proxy would be entitled to vote. Any decision to adjourn the meeting would be made by the person presiding over the meeting (to the extent permitted applicable by law) or by the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on these proposals. Proxies would be voted in favor of adjournment if there are not enough shares present at the meeting to constitute a quorum. Proxies solicited by means of this proxy statement will be tabulated by inspectors of election designated by the Board.

PROPOSAL 1. Election of Directors

The Board of Directors has nominated Messrs. Steven B. Gruber, James L. Singleton, and Alan D. Wilson for re-election to serve for a three-year term expiring at the Annual Meeting of Stockholders in 2010 and until their successors are elected and qualified. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve.

The Board of Directors recommends a vote “FOR” the election of the named director nominees.

Set forth below is information concerning the nominees for election and those directors whose terms continue beyond the date of this Annual Meeting.

Nominees for Director for a Three-Year Term Expiring at the 2010 Annual Meeting

Name	Age	Director Since	Principal Occupation and Business Experience	Other Public Company Directorships
Steven B. Gruber	49	2002

Mr. Gruber has been a Managing Partner of Oak Hill Capital Management, Inc. since February 1999, and a Managing Partner of Oak Hill Capital Management II, LLC since December 2004. Mr. Gruber also serves as an officer of Insurance Partners Advisors, L.P., an investment advisor to Insurance Partners, L.P., and as a Vice President of Keystone Group, L.P. Mr. Gruber serves on various private company boards relating to Oak Hill.

				Mr. Gruber is a director of American Skiing Company and ExlService Holdings, Inc.
James L. Singleton	51	2005

Mr. Singleton, a former director of our Company between May 1997 and April 2001, was elected to our board, effective February 28, 2005. Mr. Singleton was until December 2005, the Co-Chairman of The Cypress Group, LLC, a private equity firm which he co-founded in April 1994. He has served on numerous public and private company boards.

				Mr. Singleton is a director of WESCO International, Inc.
Alan D. Wilson	49	2006

Mr. Wilson has served as President and Chief Operating Officer of McCormick & Company, Inc. since 2006. Within McCormick & Company, Inc. he has served as President of the North American Consumer Foods and Supply Chain (2005-2006), President of U.S. Consumer Foods (2003-2005), and as a vice president and general manager (2001-2003).

Directors Continuing in Office

Name	Age	Director Since	Principal Occupation and Business Experience	Other Public Company Directorships
Gerard E. Holthaus	57	1994

Mr. Holthaus has served as a Director since 1994 and as Chairman of our board since April 1999. He has served as President and Chief Executive Officer since April 1997, and as President and Chief Operating Officer from October 1995 to April 1997, and was Executive Vice President and Chief Financial Officer prior to that.

				Mr. Holthaus serves on the Board of Directors of FTI Consulting, Inc.
James A. Flick, Jr.	72	2005

Mr. Flick was elected as a director of our board and appointed as the Chairman of our Audit Committee in September 2005. Mr. Flick had been a Special Executive of Willscot Equipment LLC (“Willscot”), a wholly owned subsidiary of Williams Scotsman, Inc. (a position substantially equivalent to a director of a corporation that must be held by an independent person who is required to approve certain actions of Willscot) from 1997. Mr. Flick resigned from that position prior to his election as our director. He has been the President and Chief Executive Officer of Winnow, Inc., a consulting company, since 1994. Mr. Flick is a certified public accountant who until 1988 was associated with the accounting firm of Ernst & Young LLP for 26 years.

James N. Alexander	47	1997	Mr. Alexander has been a Managing Partner of Oak Hill Investment Management and its predecessors since June 2001.
Michael F. Finley	45	1997

Mr. Finley has been a Managing Director of Cypress Group L.L.C. (“Cypress”) since 1998 and has been a member of Cypress since its formation in April 1994. Prior to joining Cypress, he was a Vice President in the Merchant Banking Group at Lehman Brothers Inc.

				Mr. Finley is a director of CPI International, Inc.
Stephen A. Van Oss	52	2005

Mr. Van Oss is the Senior Vice President and the Chief Financial and Administrative Officer of WESCO International, Inc. (“WESCO”). From 2000 to July 2004 Mr. Van Oss served as the Vice President and Chief Financial Officer of WESCO.

Board Structure and Compensation

Composition of our Board of Directors

Our Board consists of eight directors. Our board is divided into three classes as described below, with each director serving a three-year term and one class being elected at each year’s Annual Meeting of stockholders. Messrs. Gruber, Singleton and Wilson serve as Class II directors (with a term expiring in 2007). Messrs. Holthaus and Flick serve as Class III directors (with a term expiring in 2008). Messrs. Alexander, Finley and Van Oss serve as Class I directors (with a term expiring in 2009).

Board Independence

The Board has determined that each of the current directors, other than Mr. Holthaus, are independent as a member of the Board of Directors under the applicable federal securities laws and the Nasdaq Marketplace rules, as currently in effect. Furthermore, the Board has determined that none of the members of the three standing committees of the Board of Directors has any material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

Meetings and Committees of the Board of Directors

The Board of Directors met ten times during 2006. Each incumbent director who served on the Board of Directors in 2006 attended at least 89% or more of the meetings of the Board of Directors and its committees that he was eligible to attend in 2006. Mr. Wilson, who was elected to the Board of Directors on June 29, 2006, attended five meetings in 2006. While we do not have a formal policy requiring them to do so, directors are expected to attend the Company’s Annual Meeting of stockholders. Five directors attended the 2006 Annual Meeting of Stockholders.

Executive Committee.   Our Executive Committee serves as a general advisory committee to the Board of Directors. For many years, it has been a vehicle for the preliminary discussion of a wide range of business matters prior to their submission to the full Board of Directors. This committee has no charter and no compensation is paid to its members for serving on this committee. Meetings are held on an “as needed” basis, mostly by telephone, and no minutes are kept. This committee does not exercise any authority, but serves in an advisory capacity only. During 2006 the Executive Committee held no formal meetings. Messrs. Holthaus, Singleton, and Finley currently serve on this committee.

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees is comprised solely of independent directors. The following is a brief description of our committees.

Audit Committee.   Our Audit Committee assists the Board in monitoring the integrity of our financial statements, our independent auditors’ qualifications and independence, the performance of our audit function and independent auditors, and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee also reviews and approves all related-party transactions in accordance with the Nasdaq Marketplace rules.

Messrs. Flick, Van Oss, and Wilson are members of our Audit Committee. Mr. Flick is the Chairman of the Audit Committee. The Board of Directors has determined that Mr. Flick qualifies as an audit committee financial expert under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002, and meets the independence and the experience requirements of the Nasdaq National Market and the federal securities laws. Mr.Van Oss was appointed to the Audit Committee and replaced Mr. Alexander in December 2005. Mr. Wilson was appointed to the Audit Committee and replaced

Mr. Finley in June 2006. A copy of the Audit Committee charter is available for review on our website www.willscot.com, under the heading “Investor Relations”. The committee held nine meetings during 2006.

Compensation Committee.   Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors and employees and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Compensation Committee also administers the issuance of equity awards under our equity incentive plans. The Compensation Committee is also responsible for producing the compensation committee report as included in this proxy statement. Messrs. Gruber, Singleton, Alexander, and Wilson are the current members of our Compensation Committee and meet the independence requirements of the Nasdaq National Market and the federal securities laws. Mr. Gruber is chairman of the Compensation Committee. A copy of the Compensation Committee charter is available for review on our website www.willscot.com, under the heading “Investor Relations”. The committee held two meetings during 2006.

Nominating and Corporate Governance Committee.   Our Nominating and Corporate Governance Committee nominates candidates for election to our Board of Directors and develops and recommends to the Board of Directors corporate governance guidelines that are applicable to us. The Committee is governed by a charter, a copy of which is available for review on our website www.willscot.com under the heading “Investor Relations”. The Committee holds meetings when deemed necessary and desirable by its Chairman. The Committee must consist of at least two directors, each of whom will satisfy the applicable independence requirements of the Nasdaq National Market (“Nasdaq”) and any other applicable regulatory requirements; provided that one director who does not satisfy the applicable independence requirements of Nasdaq may be appointed to serve on this Committee, subject to compliance with the requirements of NASD Rule 4350(c)(4). At least one member of the Committee will have experience in matters relating to corporate governance, either as a professional or as a business executive. The Committee identifies individuals qualified to become members of the Board from persons with diverse professional and personal backgrounds. The Committee seeks Board candidates who combine a broad spectrum of experience with a reputation for integrity and who read and understand financial statements and related information to evaluate the financial performance of the Company. As a policy, no director should serve on more than three other public company boards. Messrs. Singleton, Gruber, Flick, and Finley are members of the Committee and meet the independence requirements of the Nasdaq National Market and the federal securities laws. Mr. Singleton is Chairman of the Nominating and Corporate Governance Committee. The Committee, through telephone communications and personal conferences, interviewed and recommended a prospective Board Member to the Company’s Board of Directors, oversaw the assessment of the Board’s performance, and reviewed its own performance; however, no formal meetings were held.

The Board of Directors has not adopted any formal policies or procedures with regard to the consideration of any director candidates recommended by stockholders. Stockholders should send their recommendations to the Corporate Secretary of the Company at 8211 Town Center Drive, Baltimore, Maryland 21236. In general, the Board of Directors would require the consent of any proposed director candidate to be considered and to be nominated, and such persons’ undertaking to serve if elected, as well as the type of information that must be disclosed by and about directors, nominees, and executive officers of the Company under the federal securities laws and as may now or hereafter be required by the Company’s charter and by-laws as to stockholder nominees. Further, the Nominating and Corporate Governance Committee could seek information about a candidate’s specific attributes, including a candidate’s business experiences, experience as a director, community involvement and public credibility. The Board of Directors believes that these informal standards are sufficient to serve the Company’s needs.

Executive Sessions

It is our Board’s policy to hold executive sessions without the presence of management, including the chief executive officer. Executive sessions of independent directors were held in connection with regularly scheduled meetings of our Board and at other times as necessary. Committees of our Board may also met in executive session as appropriate.

Stockholder Communications with Directors

Stockholders who wish to communicate with the Board of Directors or a particular director may send a letter to the Corporate Secretary of the Company at: Williams Scotsman International, Inc., 8211 Town Center Drive, Baltimore, Maryland 21236. The envelope should indicate a stockholder communication to a director or the Board of Directors is enclosed. The Corporate Secretary shall forward the correspondence to the director or directors to whom it is addressed.

PROPOSAL 2. Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2007, and the Company seeks ratification of such appointment by the stockholders. Ernst & Young LLP has audited our financial statements commencing with the year ended December 31, 1995.

Stockholder ratification of Ernst & Young LLP as our independent registered public accounting firm is not required by our By-laws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to approve the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of our stockholders.

Representatives of Ernst and Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to answer questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007.

Security Ownership Of Management And Principal Stockholders

The following table sets forth information regarding the ownership of Common Stock of the Company, as of February 28, 2007 by (i) all stockholders known by the Company to beneficially own more than five percent of the Common Stock, (ii) each of the directors and the other executive officers for whom such reporting is required during 2006 (the “Named Executive Officers”), and (iii) all directors and Named Executive Officers as a group.

	Beneficial Ownership
	Common Stock
Name and Address of Beneficial Owner	Amount of Beneficial Ownership	(%)
Cypress Merchant Banking Partners L.P.(1)	5,677,433	13.15
c/o The Cypress Group L.L.C.
65 East 55th Street
New York, NY 10022
Cypress Offshore Partners L.P.(1)	294,059	0.68
c/o The Cypress Group L.L.C.
65 East 55th Street
New York, NY 10022
Scotsman Partners, L.P.(2)	5,971,493	13.83
201 Main Street
Fort Worth, TX 76102
Lord, Abbett & Co. LLC(3)	5,276,442	12.25
90 Hudson Street
Jersey City, NJ 07302
Odyssey Investment Partners Fund, LP(4)	2,370,130	5.49
280 Park Avenue
New York, NY 10017
TimesSquare Capital Management, LLC(5)	2,266,000	5.30
1177 Avenue of the Americas—39th Floor
New York, NY 10036
James N. Alexander(6)(8)	4,875	*
Michael F. Finley(7)(8)	10,875	*
Steven B. Gruber(6)(8)	4,875	*
James L. Singleton(8)(9)	4,875	*
James A. Flick, Jr.(8)(9)	9,875	*
Stephen A. Van Oss(8)(9)	7,312	*
Alan D. Wilson(8)(9)	2,063	*
Gerard E. Holthaus(9)(10)	677,192	1.55
Robert C. Singer(9)(10)	145,027	*
Joseph F. Donegan(9)(10)	136,968	*
William C. LeBuhn(9)(10)	197,179	*
John B. Ross(9)(10)	35,953	*
All executive officers and directors as a group (12 persons)	1,237,069	2.80

*                    less than 1%

(1)          Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. (together, “Cypress Stockholders”) are controlled by The Cypress Group L.L.C. or affiliates thereof. Cypress Associates L.P. is the general partner of Cypress Offshore Partners L.P. and Cypress Merchant Banking Partners

L.P. The Cypress Group L.L.C. is the general partner of Cypress Associates L.P. The Cypress Group L.L.C. and Cypress Associates L.P. may be deemed to be the beneficial owners of the securities beneficially owned by Cypress Offshore Partners L.P. and Cypress Merchant Banking Partners L.P. only to the extent of their pecuniary interest therein. The Cypress Group L.L.C. and Cypress Associates L.P. disclaim any beneficial interests in excess of such amount. Certain executives of The Cypress Group L.L.C., including Mr. Michael Finley, may be deemed to share beneficial ownership of the shares shown as beneficially owned by Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. Each of such individuals disclaims beneficial ownership of such shares.

(2)          Mr. J. Taylor Crandall is the sole stockholder of Group 31, Inc. (“Group 31”), which is the general partner of Scotsman Partners, L.P., a related party to the Keystone Group, L.P. (“Scotsman Partners”, together with Cypress Stockholders, comprise the “Investor Stockholders”). Group 31 and Mr. Crandall may be deemed to be the beneficial owner of the securities beneficially owned by Scotsman Partners, L.P. to the extent of his or its pecuniary interest therein. Group 31 and Mr. Crandall disclaims any beneficial interests in excess of such amount. The address of Mr. Crandall and Group 31 is the same as Scotsman Partners. Mr. Crandall is a Managing Partner of Oak Hill Capital Management, Inc. and Oak Hill Capital Management II, LLC.

(3)          Lord, Abbett & Co. LLC is a limited liability company organized under the laws of Delaware. Such information and the number of shares listed in the table are based solely upon the Schedule 13G filed with the Commission on February 14, 2007.

(4)          Includes 4,856 shares that are beneficially owned by Odyssey Coinvestors, LLC, an affiliate of Odyssey Investment Partners, LLC (together, “Odyssey Investment Group”). The General Partner of Odyssey Investment Partners Fund, LP is Odyssey Capital Partners, LLC a Delaware limited liability company (the “General Partner of Odyssey”) and the Managing Member of Odyssey Coinvestors, LLC is Odyssey Investment Partners, LLC, a Delaware limited liability company. Odyssey Capital Partners, LLC is the indirect beneficial owner of the securities beneficially owned by Odyssey Investment Partners Fund, LP. Odyssey Investment Partners, LLC is the indirect beneficial owner of the securities beneficially owned by Odyssey Coinvestors, LLC. Stephen Berger, William Hopkins and Brian Kwait are Managing Members of Odyssey Capital Partners, LLC and Odyssey Investment Partners, LLC, and, therefore, may each be deemed to share voting and investment power with respect to the shares and votes deemed to be owned by the General Partner of Odyssey and Odyssey Investment Partners, LLC. Each of Messrs. Berger, Hopkins and Kwait disclaims beneficial ownership of such shares.

(5)          TimesSquare Capital Management, LLC is a limited liability company organized under the laws of Delaware. Such information and the number of shares listed in the table are based solely upon the Schedule 13G filed with the Commission on February 9, 2007.

(6)          Such person’s address is c/o Scotsman Partners.

(7)          Such person’s address is c/o Cypress Merchant Banking Partners L.P.

(8)          Includes 2,063 restricted stock units for all individuals except for Stephen A. Van Oss for which the number is 2,290 restricted stock units.

(9)          Such person’s address is c/o the address of the company’s principal executive offices.

(10) Includes 532,298, 145,027, 123,278, 153,350, and 13,553 shares held as options by Messrs. Holthaus, Singer, Donegan, LeBuhn, and Ross, respectively.

EXECUTIVE OFFICERS AND COMPENSATION

We have set forth below information about each of our executive officers who is not also a director.

Name	Age	Officer Since	Principal Business Experience for Past Five Years
Joseph F. Donegan	56	2005

Mr. Donegan became our Executive Vice President of U.S. Field Operations in March 2005. Since May 2001, he has also served as Executive Vice President of U.S. Field Operations for Williams Scotsman, Inc. (“Williams Scotsman”). He also served as Senior Vice President and Northern Division Manager of Williams Scotsman since September 1996. Mr. Donegan has 32 years of experience within the industry, and 23 years with Williams Scotsman.

Robert C. Singer	51	2005

Mr. Singer joined us on February 28, 2005 and is our Executive Vice President and Chief Financial Officer. Prior to joining our Company, Mr. Singer had been Senior Vice President and Chief Financial Officer of TESSCO Technologies Inc. since 1999. From 1983 to 1999, Mr. Singer held progressive executive financial positions with McCormick and Company, Inc.

William C. LeBuhn	44	2005

Mr. LeBuhn became our Senior Vice President and Chief Administrative Officer in March 2005. Mr. LeBuhn has also served as Williams Scotsman’s Senior Vice President and Chief Administrative Officer since March 2002 with responsibilities for Marketing, Human Resources, and Information Systems. From July 1999 to March 2002, he served as Williams Scotsman’s Vice President-Marketing and Human Resources.

John B. Ross	58	1995

Mr. Ross has been our Vice President, General Counsel and Secretary since February 1995. Prior to joining the Company, Mr. Ross was Corporate counsel for MNC Leasing Corporation from 1983 to 1991 and Special Assets Counsel for MNC Financial, Inc. from 1991 to 1993. Prior to joining MNC Leasing Corporation and during the period from 1993 to 1995, he was engaged in the private practice of law in North Carolina and Maryland, respectively.

Compensation Discussion and Analysis

Overview and Authority for Executive Compensation

The Compensation Committee has the overall responsibility for approving, evaluating and administering executive compensation and benefit programs, policies and practices. In accordance with the Compensation Committee Charter, adopted by the Board, the fundamental responsibilities of our Compensation Committee include:

•       review and approve on an annual basis corporate goals and objectives relevant to the compensation for the Company’s Chief Executive Officer (“CEO”), review the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), recommend, for the Board’s determination, the CEO’s compensation level.

•       review and make recommendations to the Board on an annual basis with respect to the compensation of all other senior executives of the Company.

•       make recommendations to the Board with respect to the Company’s incentive compensation plans and equity-based plans.

•       approve compensation awards (with or without ratification or approval of the Board) as may be required to comply with applicable tax and state corporate laws.

•       review and make recommendations to the Board with respect to the compensation of non-management directors, indemnification of directors and officers, and director and officer insurance coverage.

•       prepare the Compensation Committee report to be included in the Company’s annual proxy statement.

Compensation Philosophy and Objectives

The Company looks to maintain a competitive compensation program for the named executive officers. The core principles of the Company’s compensation philosophy include the following:

(1) Attract, motivate, reward and retain the highest caliber executive talent—provide market competitive base pay rates combined with variable incentive programs that provide upside earnings opportunities equal to or greater than market for outstanding performance, and provide a consistent and transparent compensation program that is easily measured to reduce potential for conflicting goals and create an “esprit de corps” to assist in executive retention.

(2) Align individual and corporate goals and provide rewards for achieving and surpassing targets—establish and communicate clear annual earnings targets and long-term value creation objectives to ensure understanding of compensation opportunities, and maintain executive focus on key performance objectives for the organization that align the executives’ contributions with Company and shareholder objectives.

(3) Reward achievement of both mutual goals and individual objectives for all executives—in addition to the establishment of common performance objectives (such as EBITDA targets) for all executives, provide target compensation levels that take into account the executive’s individual levels of responsibilities and accomplishments and provide feedback to each individual to outline, reinforce and measure performance against his or her specific performance objectives.

Review of Compensation Practices

In furtherance of the foregoing objectives of the executive compensation program, the Compensation Committee engages the assistance of outside compensation consultants to provide the Committee with information and data, as well as suggestions and alternatives to review in its determinations of compensation levels and incentive plan designs for the named executive officers. Historically, because of the difficulty in identifying comparable public peer companies, the Company utilized the Hay Group salary survey data to benchmark the competitive pay practices of its named executive officers, using the Hay point system to evaluate comparable levels of job responsibilities.

In connection with the process of becoming a public company in 2005, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) to assess the competitiveness of the Company’s executive compensation program (the “2005 Review”). For purposes of the 2005 Review, F. W. Cook benchmarked the executive compensation program against a peer group of 11 publicly traded companies. The peer group was based on size and scope of business measured by revenues and market capitalization, as well as general business model and product mix. Business services and modular housing manufacturers were also included in the peer group due to the shortage of companies in the Company’s industry. The peer group consisted of:  McGrath RentCorp, Mobile Mini, Inc., ABM Industries Incorporated, Century Business Services, Chemed Corporation, Interpool, Inc., Sykes Enterprises, United Rentals, Cavalier Homes, Inc., Palm Harbor Homes and Skyline Corporation.

The Compensation Committee also engaged F. W. Cook in March, 2006 (the “2006-2007 Review”) to review the incentive compensation programs. The 2006-2007 Review included interviews with management. As a result of the 2006-2007 Review, the Company has revised its peer group.
See “—Looking Forward.”

Components of the Executive Compensation Programs

The components of compensation for named executive officers are:

•       base salary,

•       an annual incentive bonus, and

•       long-term incentives consisting of a combination of time-vested stock option grants and performance-based stock option grants.

The Board and management have historically followed a “pay for performance” philosophy. As such, base salaries have been set at a market competitive level, generally at or below the 50th percentile of market comparables. Executives have the opportunity to exceed median compensation levels through the Annual Incentive Bonus program when they achieve outstanding results. The incentive component of the Company’s compensation program for 2006 was generally designed around the achievement of EBITDA targets. Upon achievement of the EBITDA targets under the incentive compensation plans, the named executive officers become eligible to earn incentive pay; outperformance relative to target results in total annual cash compensation between the 50th and the 75th percentile as compared to our peer group.

Base Salary

Base salaries reflect the fixed, recurring portion of named executive officers’ compensation. It is an essential element of our compensation program because it provides executives with a pre-established level of certain monthly income. Consistent with a “pay for performance” philosophy, base salaries for the Company’s named executive officers are at market competitive levels and are generally targeted at or below the 50th percentile of the peer companies. Salaries for each named executive officer are reviewed annually, taking into account factors such as overall Company performance in relation to competition and industry circumstances, changes in duties and responsibilities, strategic and operational accomplishments, and individual experience and performance.

In determining base salary increases, a variety of factors are reviewed including general market trends for merit increases. On an annual basis, the Compensation Committee adjusts base salaries for named executive officers (including the CEO) based on performance, and if appropriate to reflect competitive pay practices of peer companies. For named executive officers other than the CEO, annual performance objectives are established by the CEO. While performance is reviewed periodically throughout the year (by the CEO, in the case of performance of the other named executive officers, and by the lead director with input from the other members of the Board following executive sessions, in the case of the CEO’s performance), each executive also receives a formal annual performance evaluation. Based on the individual performance and the achievement of the individual goals, the CEO will recommend to the Compensation Committee a merit increase in base salary. A range of possible merit increases is established based on general market dynamics and competitive pay practices, and the CEO will recommend to the Compensation Committee whether or not the executive be at the higher or lower end of this range. The Compensation Committee took into account each executive’s performance rating, the general range of merit increases and applicable competitive pay practices when it approved increases for the named executive officers in 2006 and 2007 as set forth below. In the case of Mr. Donegan, who is the only named executive officer who participated in the Company’s Target Incentive Plan in 2006, such participation in the Company’s Target Incentive Plan was taken into account in determining his merit increase in base salary as of July 1, 2006, and the significant increase in his base salary effective as of July 1, 2007 reflects the fact that he will no longer participate in the Target Incentive Plan. See “—Annual Incentive Bonus—Target Incentive Plan” for a description of the Target Incentive Plan. Salary adjustments for 2007 will be effective July 1, 2007.

Executive	Base Salary 7/1/05	Base Salary 7/1/06	Percentage Increase	Base Salary 7/1/07	Percentage Increase
Holthaus	$486,000	$500,000	2.9%	$520,000	4.0%
Donegan	$265,000	$270,000	1.9%	$325,000	20.4%
Singer	$300,000	$315,000	5.0%	$330,000	4.8%
LeBuhn	$181,000	$188,000	3.9%	$194,000	3.2%
Ross	$132,500	$140,000	5.7%	$146,500	4.6%

Annual Incentive Bonus

The Company currently has three annual incentive plans covering the named executive officers and other members of the management team. Messrs. Holthaus, Donegan, Singer and LeBuhn participate in the Executive Incentive Plan (“EIP”). Mr. Ross (and other Vice Presidents as well as selected other Corporate and Field managers as appropriate) participate in the Management Incentive Plan (“MIP”). Mr. Donegan (and all branch managers and above for field participants) participate in the Target Incentive Plan (“TI”). Mr. Donegan will not participate in the TI after 2006.

Executive Incentive Plan and Management Incentive Plan.   Under the EIP and MIP plans in effect for 2006, annual bonuses were paid to key management personnel pursuant to a formula tied to annual budgeted EBITDA performance. The EBITDA target was established by the Board following approval of the Company’s 2006 budget and contained a pre-established capital expenditure spending target. The annual EBITDA target was subject to capital expenditure adjustment (a) to reflect actual capital expenditures that were greater than or less than pre-established annual capital expenditure spending projections by 5% or more, in which case the EBITDA target for the year would be increased or decreased, as applicable, by 10% of such capital expenditure difference and (b) to reflect the related capital investment and earnings expectations resulting from acquisitions. Based on actual 2006 capital spending related to both fleet purchases and acquisitions, the EBITDA target for 2006 was increased in accordance with the foregoing methodology.

Under the EIP and MIP plans in effect for 2006, if the EBITDA target was achieved, a bonus was paid in an amount equal to a fixed dollar amount. If performance exceeded the target level, bonuses were paid in an amount not to exceed 2.5 times the fixed dollar amount under the EIP plan. If performance had been only 95.1 to 99.9% of target, the bonus payout would have been reduced by 10%. If performance had been only 90 to 95% of target, the bonus payout would have been reduced by 25%. No bonuses would have been paid if operating performance was below 90% of the EBITDA target. Under the MIP plan, bonuses were also paid out based on a formula; however, the payouts are uncapped and were increased by 5% for every 1% of EBITDA in excess of target. If performance had been below target, then the bonus payouts would have been decreased by 5% for every 1% below target. Under the MIP Plan, no bonuses would have been paid if performance were less than 80% of the target.

Annual bonuses for the CEO and all other named executive officers were reviewed and approved by the Compensation Committee. While the actual Company-level EBITDA performance affected the bonus component, an individual’s performance was required to be satisfactory to receive any such payout. In addition, based on the 2006 performance, the CEO made recommendations, for everyone other than himself, to adjust their incentive bonus opportunity upwards or downwards for the upcoming performance period. The Compensation Committee has sole discretion for setting the CEO targets.

Target Incentive Plan.   For 2006, the Compensation Committee approved the TI Plan, which is an annual plan but paid monthly. The TI payments were paid pursuant to a formula tied to the monthly budgeted US Field EBITDA performance. Payouts in each month were made based on cumulative performance to date and adjustments were made for acquisitions and/or exceeding capital expenditure spending consistent with the EIP and MIP bonus plan formula. Mr. Donegan’s incentive compensation for 2006 included a payment under the TI Plan. Mr. Donegan will not be a participant in the TI Plan in 2007.

Analysis of Personal Performance.   Each named executive officer was provided with a specific list of annual performance goals at the beginning of the year. At the end of the year, the named executive officer’s performance against these goals was evaluated and an overall performance rating was determined and communicated to the Compensation Committee. This performance rating was utilized by the CEO to develop recommendations on compensation for the coming year, which in turn was communicated to the Compensation Committee. Although the annual bonus payment for 2006 was calculated based on achievement of EBITDA targets, the CEO had the discretion to withhold or decrease the annual bonus payment for non-satisfactory individual performance. The Compensation Committee had the same discretion over the CEO’s bonus.

2006 Bonuses.   In 2006, the Company achieved 105% of the 2006 annual EBITDA (capital expenditure adjusted) target of $215.1 million. As a result, annual incentive payments were paid out under the EIP and MIP according to their respective formulas. Payments were 2.5 times the target amount for Messrs. Holthaus, Singer, Donegan and LeBuhn and 1.25 times the target amount for Mr. Ross, as set forth below.

Executive	EIP/MIP 2006 Target	EIP/MIP 2006 Payout	TI 2006 Target	TI 2006 Payout
Holthaus	$300,000	$750,000	—	—
Singer	$140,000	$350,000	—	—
Donegan	$90,000	$225,000	$90,000	$99,681
LeBuhn	$75,000	$187,500	—	—
Ross	$35,000	$43,750	—	—

See “—Looking Forward” for a discussion of certain changes in the EIP and MIP for 2007.

Long-term Incentives

Long-term incentives generally are granted in the form of stock options. The Compensation Committee believes that the long-term incentive program aligns the named executive officer’s efforts with the Company’s long-term objective to increase shareholder value. Since we are in a highly competitive business, the long-term incentive is also intended to have sufficient value to act as an important factor in retaining management talent. The performance-contingent vesting feature (as described below) ties the award to Company EBITDA targets and rewards the named executive officer for focusing on and achieving long-term earnings growth.

The primary long-term incentives granted by the Company to date have been in the form of stock options granted under the Company’s 1994, 1997, 2003 and 2005 stock incentive plans. Under the current program, the Compensation Committee expects to grant stock options on an annual basis. Grant levels for the named executive officers are determined based on several factors including: the named executive officer’s annual performance and contribution; the relative scope of the named executive officer’s responsibilities within the organization; the competitive market compensation analysis, the estimated fair market value of the long term incentive award; and the discretionary recommendations of the

Compensation Committee. Grant levels for the named executive officers, excluding the CEO, are also determined based on discretionary recommendations by the CEO. Specific factors the Compensation Committee considered for the named executive officers in 2006 were job performance, level of responsibility and competitive pay practices. At its meeting on June 2, 2006, the Compensation Committee determined that on a prospective basis, annual equity awards would be granted at or about the beginning of July, and further determined that the 2006 stock option grants would be made effective as of July 5, 2006. These grants were reaffirmed by the Chairman of the Compensation Committee after subsequent conversations with the CEO on June 30, 2006. The stock option grants to each of the named executive officers on July 5, 2006 are as set forth in the Grants of Plan-Based Awards for Fiscal Year 2006 Table.

All stock options are nonqualified stock options, are granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant, and have a ten-year term. With respect to stock options granted after the Company’s initial public offering, fifty percent of the grants have time-based vesting and fifty percent have both time and performance-contingent vesting. The time-based vesting portion of the grant vests ratably over four years from the date of grant. The performance-contingent portion of the grant vests twenty-five percent at the end of each calendar year beginning with the year of grant, but only if specified performance goals are met. The performance feature is tied to the Company’s annual and four-year cumulative EBITDA targets, which are approved by the Board and Compensation Committee. An adjustment to the targets is made based on actual compared to budgeted capital spending, as well as acquisitions and/or fleet purchases outside of the budget or target scope.

If any portion of the option subject to performance-contingent vesting has not vested as a result of achieving the annual performance targets, the optionees can still vest in some or all of that portion of the performance-contingent option (“catch-up vesting”) if at least 90% of the four-year cumulative EBITDA performance goal is met and the optionee is still employed by the Company. The catch-up vesting schedule is outlined below and there is no interpolation for performance in between specified levels.

Percentage of Cumulative	Percentage of Unvested
Performance Goal Achieved	Performance Options That Vest
Less than 90%	0%
90%	50%
91%	55%
92%	60%
93%	65%
94%	70%
95%	75%
96%	80%
97%	85%
98%	90%
99%	95%
100%	100%

Failure to achieve the cumulative performance target results in a forfeiture of any performance-contingent options that have not previously vested based on annual performance. This structure results in a strong long-term performance component and holds management highly accountable to shareholders.

Benefits and Perquisites

The Company maintains a level of executive benefits and perquisites to help recruit and retain management and executive talent. Mercer Human Resource Consulting (“Mercer”) conducts an annual market analysis, which encompasses the Company’s insured benefits, including medical, dental, prescription drugs and life insurance. The coverage levels as well as the relationship between Company and employee contributions are also evaluated relative to competitive market practices. The Company’s philosophy has been to remain “at market” relative to these benefits. As noted below, Mercer was separately engaged in 2006 to conduct a specific market analysis of the executive benefits relative to general market practices. The named executive officers are eligible to participate in all Company-wide plans, including the 401(k) defined contribution plan (with company matching contributions), life insurance and medical premiums. Certain other benefits programs are provided for selected groups of employees, including the named executive officers, which include a long-term disability policy (which separately covers the CEO), an automobile allowance and a nonqualified deferred compensation plan.

CEO Supplemental Disability Policy:   Mr. Holthaus is covered under a personal disability income policy with Lincoln National Life. The policy was issued in 1994 and he was grandfathered into the plan prior to the Company’s initial public offering in 2005. The policy provides for a $6,500 monthly benefit for injury and a $6,500 monthly benefit due to sickness with a declining monthly benefit after age 56. The annual basic benefit premium is $4,058.

Automobile Allowance:   This benefit is offered to sales and key management employees of the company. There are varying levels of allowance and/or reimbursement based upon the individual’s position within the company. The named executive officers receive an allowance of $7,800 per year.

Nonqualified Deferred Compensation Plan:   The Company maintains the Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), originally adopted on January 1, 1998. The Deferred Compensation Plan is intended to be a “top-hat” plan (which is a deferred compensation plan maintained for a select group of management or highly compensated employees that is treated as unfunded for tax and federal pension law purposes), in order to allow for tax-deferred contributions not otherwise permitted under the tax-qualified 401(k) plan. See “—Nonqualified Deferred Compensation” for additional details regarding the Deferred Compensation Plan.

Employment Contracts

In connection with the Company’s initial public offering, the Company entered into employment agreements with each of the named executive officers. Employment contracts are used to attract and retain executives in a competitive environment, and clarify the terms and conditions between the Company and the executive, outlining the duties and responsibilities that the executive is expected to perform, and setting compensation. The contracts also establish compensation expectations with respect to certain terminations of employment. The employment contract with each named executive officer is described in detail under “—Employment Agreements” and “—Potential Payments Upon Termination or Change in Control”.

Looking Forward

In connection with the anticipated completion of the 2006-2007 Review, the Compensation Committee engaged Mercer to aid in the preparation of this Compensation Discussion and Analysis and to assist with the development and plan design of any changes for 2007 resulting from the 2006-2007 Review. Mercer will also advise the Committee with respect to 2007 compensation levels and management incentive plans.

Updated Peer Group.   The Company has modified its peer group for purposes of analyzing its compensation practices and levels for 2007. This new peer group includes the following 14 companies, which represent a combination of our industry peers and certain geographic peers:  United Rentals, Inc.; Chemed Corp.; Aaron Rents, Inc.; ABM Industries, Inc.; H&E Equipment Services, Inc.; Mobile Mini, Inc.; McGrath Rentcorp; TAL International Group, Inc.; Interpool, Inc.; Provident Bankshares Corp.; Watson Wyatt Worldwide, Inc.; Costar Group, Inc.; Blackboard, Inc.; and Educate, Inc.

Changes to 2007 EIP and MIP.   For 2007, the Compensation Committee has approved a revised EIP and MIP for 2007. Messrs. Holthaus, Singer, Donegan and LeBuhn will continue to be participants in the EIP for 2007, and Mr. Ross will continue to be a participant in the MIP for 2007. Under the revised EIP and MIP for 2007, annual bonuses will be paid from a bonus pool that will be funded based on performance of the Company against pre-established EBITDA targets (weighted 60%) and net income targets (weighted 40%).

Under the EIP, if the actual EBITDA and/or net income performance exceed the applicable targets, then the amount of the bonus pool will be increased pursuant to a formula for each 1% increase over EBITDA target levels (and each 2% increase over net income target levels), but in no event will the bonus pool funding exceed 150% of the bonus pool target level. If the actual EBITDA and/or net income performance fall short of the applicable targets, then the amount of the bonus pool will be decreased pursuant to a formula for each 1% shortfall under EBITDA target levels (and each 2% shortfall under net income target levels). The EIP bonus pool will not be funded if EBITDA and net income each fall below 90% achievement of the target levels.

Under the MIP, if the actual EBITDA and/or net income performance exceed the applicable targets, then the amount of the bonus pool will be increased pursuant to a formula for each 1% increase over EBITDA target levels (and each 2% increase over net income target levels); however, the payouts, although uncapped, are self-funded. In addition, if the actual EBITDA and/or net income performance fall short of the applicable targets, then the amount of the bonus pool will be decreased pursuant to a formula for each 1% shortfall under EBITDA target levels (and each 2% shortfall under net income target levels). The MIP bonus pool will not be funded if EBITDA and net income each fall below 80% achievement of the target levels.

Actual payouts to an executive officer from the funded bonus pool under the EIP or the MIP will be contingent upon the executive’s achievement of annually established individual performance objectives. Each executive will have a range of three to five specific performance objectives that will be weighted based on their impact on the organizational goals and objectives, the prioritization of such objectives, the degree of difficulty to achieve the objectives or other criteria. At the end of the performance period, the objectives will be evaluated and measured in accordance with the pre-established targets and receive a weighted score. The weighted score for each participant will then be applied to the bonus target established by individual to determine a range of actual bonus payouts. Regardless of the actual weighted performance scores for all participants, the aggregate bonus pool will not exceed the aggregate targeted amount for all participants.

The Compensation Committee will determine the individual performance objectives for the CEO and formally evaluate the CEO’s performance against those objectives. The CEO will determine the individual performance objectives for the other named executive officers and formally evaluate their performance against those objectives. Each individual executive may earn a greater or lesser amount of the fixed funded pool based on his or her actual performance as compared to his or her individual performance objectives.

The Compensation Committee has approved the target bonuses set forth below for 2007 performance under the EIP and the MIP for the named executive officers. Actual amounts payable for 2007 will depend on the extent to which the 2007 performance objectives (including individual performance objectives) are achieved.

Executive	EIP/MIP 2007 Target
Holthaus	$325,000
Singer	$150,000
Donegan	$150,000
LeBuhn	$82,000
Ross	$35,000

Stock Ownership Guidelines

The Company has not historically implemented a formal stock ownership policy or guideline, and the Company does not currently have in place any stock ownership guidelines or holding requirements. However, the Compensation Committee is examining the appropriateness of implementing stock ownership guidelines and holding requirements.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 in any one year with respect to each of its five most highly paid executive officers with the exception of compensation that qualifies as performance-based compensation. In accordance with a transition rule available to private companies that become public through a registered public offering, the Company is not currently subject to the limitations of Section 162(m) (and may remain exempt through its annual shareholders meeting in 2009). The Compensation Committee, however, considers the impact of Section 162(m) in its decision-making, and generally establishes plans that would preserve the tax-deductibility of compensation expense. However, tax-deductibility is only one consideration in determining compensation policy, and the Compensation Committee reserves the right to pay compensation that is not deductible under Section 162(m) if those payments, in the Committee’s view, are in the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Steven B. Gruber, Chairman
James N. Alexander
James. L. Singleton
Alan D. Wilson

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal year ended December 31, 2006.

Summary Compensation Table For Fiscal Year 2006

Name & Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Gerard E. Holthaus	2006	$493,000	$647,664	$750,000	$22,446	$1,913,110
President and Chief Executive Officer
Robert C. Singer	2006	$307,500	$281,992	$350,000	$15,900	$955,392
Executive Vice President and Chief Financial Officer
Joseph F. Donegan	2006	$267,500	$245,176	$324,681	$16,409	$853,766
Executive Vice President U.S. Field Operations
William C. LeBuhn	2006	$184,500	$183,348	$187,500	$14,835	$570,183
Senior Vice President and Chief Administrative Officer
John B. Ross	2006	$136,250	$25,046	$43,750	$13,387	$218,433
Vice President and General Counsel

Footnotes:

(1)          Amounts represent the fair value of stock option awards, recognized for financial statement reporting purposes for 2006 as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 11 to our audited consolidated financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K for the fiscal year ending December 31, 2006. The grant date fair value of the options noted above was $11.22 for options granted on July 5, 2006 and $7.97 for options granted on September 19, 2005. The actual value of the options, if any, realized by an officer will depend on the extent to which the market value of our Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance. None of the stock options reflected was awarded with tandem stock appreciation rights.

(2)          For Messrs. Holthaus, Singer, Donegan and LeBuhn, this column includes the Executive Incentive Plan payout that is earned in 2006 but paid in the 1st quarter of 2007. For Mr. Ross, this column includes the Management Incentive Plan payout that is earned in 2006 but paid in the 1st quarter of 2007. The amount for Mr. Donegan also reflects payouts under the Target Incentive Plan. This plan has a monthly payment where 11 payments were made in 2006 and one payment was made on January 22, 2007. For additional information regarding the Executive Incentive Plan, the Management Incentive Plan and the Target Incentive Plan, see “—Compensation Discussion and Analysis.”

(3)          The amount shown in this column includes: (a) Company matching contributions under the 401(k) Retirement Plan, including a discretionary profit sharing matching contribution, (b) expenses related to a Company sponsored business function, and (c) car allowance. In addition to the items listed above, the amount also includes, for Mr. Holthaus, payments made by the Company for a club membership and premiums paid by the Company for a supplemental long-term disability policy.

All Other Compensation

Name	Perquisites & Other Personal Benefits(1)	Company Contributions to Defined Contribution Plans(2)	Insurance Premiums(3)
Gerard E. Holthaus	$11,788	$6,600	$4,058
Robert C. Singer	$7,800	$6,600	—
Joseph F. Donegan	$10,863	$5,546	—
William C. LeBuhn	$7,800	$5,535	—
John B. Ross	$7,800	$4,087	—

Footnotes:

(1)          The amounts in this column represent a car allowance and other expenses related to company sponsored business functions. This column also includes dues for club membership for Mr. Holthaus. The amounts for Messrs. Singer, LeBuhn and Ross are less than $10,000 in the aggregate for each respective executive.

(2)          The amounts in this column represent the company 401(k) match and profit sharing match.

(3)          The amount in this column represents a Supplemental Long Term Disability Policy which is 100% Company paid. Mr. Holthaus is grandfathered in a plan that previously existed for all Company executives.

Grants of Plan-Based Awards for Fiscal Year 2006

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing Price on	Grant Date Fair Value of Stock
Name	Grant Date	Approval Date(4)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Options(6) (#)	Awards(7) ($/Sh)	Date of Grant($)	and Option Awards

Gerard E. Holthaus	7/5/2006	6/2/2006	40,000	80,000	80,000	80,000	$21.67	$20.78	$1,615,680
	(1)		$225,000	$300,000	$750,000
Robert C. Singer	7/5/2006	6/2/2006				18,750	37,500	37,500	37,500	$21.67	$20.78	$757,350
	(1)		$105,000	$140,000	$350,000
Joseph F. Donegan	7/5/2006	6/2/2006				14,375	28,750	28,750	28,750	$21.67	$20.78	$580,635
	(1)		$67,500	$90,000	$225,000
	(2)		$72,000	$90,000	no cap
William C. LeBuhn	7/5/2006	6/2/2006				10,750	21,500	21,500	21,500	$21.67	$20.78	$434,214
	(1)		$56,250	$75,000	$187,500
John B. Ross	7/5/2006	6/2/2006				1,500	3,000	3,000	3,000	$21.67	$20.78	$60,588
	(3)		$1,750	$35,000	no cap

Footnotes:

(1)                The amount set forth in the threshold column reflects the minimum amount payable upon attainment of the lowest performance level for which payouts are permitted under the Company’s Executive Incentive Plan. The threshold payment amount is 75% of the amount payable upon attainment of the target level of performance. The maximum amount payable is 250% of the target payout amount.

(2)                For Mr. Donegan, the amount set forth in the threshold column reflects the minimum amount payable upon attainment of the lowest performance level for which payouts are permitted under the Company’s Target Incentive Plan. The threshold payment amount is 80% of the amount payable upon attainment of the target level of performance. There is no cap to the Target Incentive Plan.

(3)                The amount set forth in the threshold column reflects the minimum amount payable upon attainment of the lowest performance level for which payouts are permitted under the Company’s Management Incentive Plan. The threshold payment amount is 81% of the amount payable upon attainment of the target level of performance. There is no cap to the Management Incentive Plan.

(4)                The approval date is the date on which the Compensation committee reviewed and approved option grants to be effective on a future date (July 5, 2006). The Chairman of the Compensation Committee reaffirmed on June 30, 2006 that the grant date should be July 5, 2006.

(5)                The numbers in these columns represent the number of shares underlying stock options that will be earned if specified levels of performance are attained. No additional shares will be earned if the performance targets are exceeded. The performance-based shares vest annually contingent on Company achievement of pre-established EBITDA targets. Achievement of the annual target results in 25 percent of the shares being vested. If the EBITDA target is not met, no shares vest. There is also a cumulative four year EBITDA target. If at the end of four years, the cumulative EBITDA goal is met, then all unvested shares will vest. Threshold performance is at 90% of the 4 year cumulative target.

(6)                The numbers in this column represent the number of shares underlying stock options (non-performance based) granted in 2006. These options vest ratably on each of the first, second, third and fourth anniversaries of the date of grant, subject to continued employment on each such date.

(7)                The exercise price is determined in accordance with the Company’s 2005 Omnibus Award Plan, and is equal to the average of the highest and lowest sale prices reported as having occurred on the NASDAQ National Market on the date prior to the date of grant.

Employment Agreements

The following is a description of the material terms of the compensation provided to our named executive officers during the term of their employment pursuant to the employment agreements that we entered into, as of September 23, 2005 with each named executive officer. See “—Potential Payments Upon Termination or Change in Control” for a description of the payments and benefits that would be provided to our named executive officers in connection with a termination of their employment or a change in control of us.

Each employment agreement has an initial term of five years, which is automatically renewed for successive twelve month periods unless either party notifies the other, no less than 60 days prior to the end of the then scheduled term, that it does not wish to extend the term. Under the employment agreements, Mr. Holthaus serves as the President and Chief Executive Officer, Mr. Donegan serves as Executive Vice President—US Field Operations, Mr. Singer serves as Executive Vice President and Chief Financial Officer, Mr. LeBuhn serves as Senior Vice President and Chief Administrative Officer and Mr. Ross serves as Vice President and General Counsel.

The employment agreements provide that each named executive officer is entitled to receive an annual base salary (see “—Compensation Discussion and Analysis” for the current annual base salary for each named executive officer), is eligible for an annual incentive bonus under the Company’s management incentive plan in effect from time to time and is eligible to participate in the Company’s 2005 Omnibus Award Plan. Each named executive officer is also eligible to participate in the Company’s insurance and other benefit plans, policies and programs, including the Company’s deferred compensation plan and automobile expense reimbursement plan.

In addition, in the case of Mr. Holthaus, the Company has agreed, during the term of his employment with the Company and during the 18-month period following termination of employment, to pay the premiums with respect to Mr. Holthaus’ long-term disability insurance policy with Lincoln National Life Insurance Co.

Outstanding Equity Awards at Year End for Fiscal Year 2006

		Option Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Gerard E. Holthaus		2,680	0	0	$4.84	03/30/2007
		295,892	0	0	$8.02	12/18/2007
		57,045	0	0	$13.33	12/15/2008
		102,681	0	0	$13.33	01/02/2013
	(1)	54,000	54,000	36,000	$16.00	09/18/2015
	(2)	20,000	80,000	60,000	$21.67	07/04/2016
Robert C. Singer		114,090	0	0	$14.87	03/25/2015
	(1)	21,562	21,563	14,375	$16.00	09/18/2015
	(2)	9,375	37,500	28,125	$21.67	07/04/2016
Joseph F. Donegan		48,625	0	0	$8.02	12/18/2007
		15,972	0	0	$13.33	12/15/2008
		1,901	0	0	$13.33	12/31/2010
		38,030	0	0	$13.33	01/02/2013
	(1)	21,562	21,563	14,375	$16.00	09/18/2015
	(2)	7,187	28,750	21,563	$21.67	07/04/2016
William C. LeBuhn		103,821	0	0	$8.02	12/18/2007
		11,409	0	0	$13.33	12/15/2008
		1,901	0	0	$13.33	12/15/2009
		24,719	0	0	$13.33	01/02/2013
	(1)	16,125	16,125	10,750	$16.00	09/18/2015
	(2)	5,375	21,500	16,125	$21.67	07/04/2016
John B. Ross		6,845	0	0	$13.33	12/15/2008
		3,803	0	0	$13.33	01/02/2013
	(1)	2,155	2,157	1,438	$16.00	09/18/2015
	(2)	750	3,000	2,250	$21.67	07/04/2016

Footnotes:

(1)          The unexercisable options vest ratably on the anniversary date of grant as follows: 9/19/2007, 9/19/2008, 9/19/2009. The unexercisable Equity Incentive Plan Awards vest ratably at year end, (contingent on the Company’s achievement of pre-established performance criteria) on 12/31/2007 and 12/31/2008.

(2)          The unexercisable options vest ratably on the anniversary date of grant as follows: 7/5/2007, 7/5/2008, 7/5/2009, 7/5/2010. The unexercisable Equity Incentive Plan Awards vest ratably at year end, (contingent on the Company’s achievement of pre-established performance criteria) on 12/31/2007, 12/31/2008 and 12/31/2009.

Option Exercises and Stock Vested For Fiscal Year 2006

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Gerard E. Holthaus	466,191	$9,924,861
Robert C. Singer	—	—
Joseph F. Donegan	242,588	$4,365,695
William C. LeBuhn	150,407	$2,913,139
John B. Ross	189,767	$3,554,814

(1)          The value realized is the difference between the sale price per share of our common stock at the time of exercise and the exercise price per share of the stock option, times the number of shares exercised.

NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows eligible executives to defer a portion of their base salary and annual management incentive bonus or targeted incentive plan bonus, subject to limits imposed under the Internal Revenue Code. Base salary can be deferred up to 100% after $100,000 of taxable compensation and the annual bonus can be deferred up to 100%. The investment alternatives mirror the fund options in the Company’s 401(k) plan. The investment alternatives are reviewed quarterly by an independent financial advisor and selections can be added or deleted as reviewed and approved by the 401(k) plan investment committee. An election to defer salary must be made before the year in which the salary is to be paid. An election to defer “performance based compensation” must be made six months before the end of the 12-month period over which the performance based compensation is earned.

Elections to defer salary or bonuses are generally irrevocable once made. Elections may be made once per year. Individuals must elect, in advance, the manner in which their deferred compensation and earnings will be distributed (for example, whether payments will be made in a lump sum or in installments, and when payments will commence). Employees may elect to have their benefit under the plan commence to be distributed on termination of employment or in accordance with their original distribution election. Individuals may elect, in advance, an alternative date for distributions in the event of a change in control. Employees may make a second election to defer receipt of payments; however, any such second (or subsequent) election must be made at least 12 months before the scheduled date of payment, and the deferral must be for at least an additional five years. If necessary to avoid additional taxes and penalties that would be imposed under Section 409A of the Internal Revenue Code, distributions will be delayed until the expiration of six months following separation from service. The Company has established a grantor trust to which it may make contributions that may be used to satisfy its obligations to pay the benefits owed under the Deferred Compensation Plan. Any assets of the grantor trust can be used only to pay benefits under the Deferred Compensation Plan, except that in the case of the Company’s insolvency, its assets will be subject to claims of the Company’s general creditors.

The following sets forth the performance of each investment alternative available under the deferred compensation plan during 2006:

Fund Name	2006 Rate of Return
Diversified Special Equity	11.15%
Diversified Equity Growth Fund	3.53%
Diversified Stock Index Fund	15.16%
Diversified Value & Income Fund	20.05%
Diversified Balanced Fund	11.03%
Diversified International Equity Fund	26.65%
Diversified Core Bond Fund	3.55%
Diversified High Quality Bond Fund	3.78%
Long Horizon Strategic Allocation Fund	12.32%
Intermediate/Long Horizon Strategic Allocation Fund	10.56%
Intermediate Horizon Strategic Allocation Fund	8.81%
Short/Intermediate Horizon Strategic Allocation Fund	6.86%
Short Horizon Strategic Allocation Fund	5.03%
Diversified Money Market	4.62%

Nonqualified Deferred Compensation for Fiscal Year 2006

Name	Executive Contributions in 2006 ($)(1)	Aggregate Earnings in 2006 ($)(2)	Aggregate Withdrawals/ Distributions in 2006 (3)($)	Aggregate Balance at December 31, 2006 ($)(4)
Gerard E. Holthaus	$75,000	$4,745	—	$79,745
Robert C. Singer	—	—	—	—
Joseph F. Donegan	$55,355	$12,815	$15,434	$239,842
William C. LeBuhn	—	—	—	—
John B. Ross	—	$231	—	$4,612

Footnotes:

(1)          The amounts in this column were also reported in the Summary Compensation Table as salary earned for fiscal year 2006.

(2)          None of the amounts reported in this column are required to be reported as compensation for fiscal year 2006 in the Summary Compensation Table.

(3)          The amount in this column reflects a distribution elected during a previous plan year.

(4)          The portion of these amounts attributable to prior compensation deferrals (exclusive of earnings on such deferrals) was previously reported in the Summary Compensation Table as income for the year in which it was earned.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Payments Made Upon Any Termination of Employment

Regardless of the manner in which a named executive officer’s employment terminates, he will be entitled to receive:

•       accrued but unpaid base salary through his date of termination;

•       accrued and unused paid time off benefits; and

•       any employee benefits pursuant to the terms of the Company’s benefit plans (including vested benefits under the Company’s 401(k) Retirement Plan and Executive Deferred Compensation Plan.)

We refer to these payments and benefits as the “accrued amounts”.

Payments Made Upon a Termination without Cause or Termination for Good Reason Following a Change of Control

The employment agreement with each of the named executive officers provides that, if an executive’s employment is terminated (a) by the company without cause (as defined below) or (b) by the executive for good reason (as defined below) within twelve months following a change in control (as defined below), then in addition to the accrued amounts the executive will be entitled to receive:

•       his then current base salary for a period of 18 months (12 months in the case of Messrs. Singer, LeBuhn and Ross) following termination of employment, plus an amount equal to the annual bonus earned by the executive for the year prior to the year of termination of employment. Such amounts will be paid ratably over the 18-month period (12-month period in the case of Messrs. Singer, LeBuhn and Ross) in accordance with the Company’s normal payroll practices; and

•       a pro rata annual bonus for the year of termination of employment, payable on the date bonuses are paid to the other senior executives of the Company for that year, equal to the annual bonus, if any, that the executive would have received for such year if he had remained employed with the Company on the payment date, multiplied by a fraction, the numerator of which is the number of days elapsed in the calendar year of termination through the date of termination, and the denominator of which is 365.

We refer to the foregoing payments as the “severance payments”. The Company reserves the right to make the severance payments in the form of a lump sum, to the extent such payments would not result in additional tax to the executive under Section 409A of the Internal Revenue Code.

•       continued participation in our health plan and our group term life insurance plan (and we will pay the premium of Mr. Holthaus’ long term disability coverage) at our cost, until the executive officer ceases to receive the continued base salary and management incentive bonus payments described above, unless the executive officer becomes eligible for comparable benefits from a subsequent employer, at which time he may continue to participate at the executive officer’s cost for the remainder of the applicable COBRA continuation coverage period (generally eighteen months following the termination of the executive officer’s employment).

In addition, the terms of the outstanding stock options granted under the Company’s 2005 Omnibus Award Plan provide that all such outstanding stock options will become fully vested and immediately exercisable upon the executive’s termination of employment by the Company without cause or by the executive for good reason, in either case within 12 months following a change in control.

Conditions to Payment; Restrictive Covenants

The severance payments are conditioned upon the executive officer’s execution of a general release of claims that he may have arising out of or relating to his employment or termination of employment with the Company.

Following the termination of employment of any of the executive officers for any reason, the executive officer will be subject to:

•       a post termination non-competition covenant covering the entire United States of America for twelve months (eighteen months for each of Messrs. Holthaus and Donegan) following the date of termination;

•       a twelve month post-termination covenant to not hire or attempt to hire any of our employees; and

•       a twelve-month post-termination covenant to not solicit any of our current or potential customers.

Under the employment agreements, a change of control is generally deemed to occur upon:

•       certain acquisitions by any unaffiliated third party of beneficial ownership of 50% or more (on a fully diluted basis) of either our outstanding common stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

•       our incumbent directors cease for any reason to constitute at least a majority of the Board;

•       the dissolution or liquidation of the Company;

•       the sale, transfer or other disposition of all or substantially all of the business or assets of the Company, other than any such sale, transfer or other disposition to one or more specified persons who were significant stockholders at the time of the Company’s initial public offering; or

•       the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, unless immediately thereafter (A) more than 50% of the total voting power of  the resulting entity or its parent is represented by the Company voting securities that were outstanding immediately prior to such transaction and (B) at least a majority of the members of the board of directors (or the analogous governing body) of the resulting entity or its parent were Board members at the time of the Board’s approval of the execution of the initial agreement providing for the transaction.

Under the employment agreements, “cause” is defined as any of the following:

•       willful misconduct, theft, fraud, misappropriation, embezzlement, gross negligence, self-dealing, dishonesty, material misrepresentation, being convicted of or pleading guilty or no contest to any felony;

•       material violation of any Company policy or provision of the employment agreement;

•       inability to perform the essential functions of the executive’s job, as a result of disability, illness, or other similar reasons, for a total of twenty-six (26) weeks or more in any rolling twelve (12) month period;

•       willful and continued failure to perform substantially all of the executive’s duties with the Company or a failure to follow the lawful direction of the Board, in each case after the Board delivers a written demand for substantial performance and the executive neglects to cure such a failure to the reasonable satisfaction of the Board within 15 days;

•       failure to reasonably cooperate in an investigation involving the Company by any governmental authority; or

•       material, knowing and intentional failure to comply with the applicable laws with respect to the execution of the Company’s business operations.

Under the employment agreements, “good reason” is defined as any of the following:

•       the assignment to the executive of any duties inconsistent with his status as an executive officer of the Company, his removal from that position, or a substantial diminution in the nature or status of his responsibilities from those in effect immediately prior to the change in control;

•       a reduction by the Company in base salary or annual management incentive opportunity as in effect immediately prior to the change in control or as the same is increased from time to time following the change in control; and

•       without the executive’s consent, the relocation of his or her primary office to a location that is more than 50 miles from both of (A)  his or her primary office immediately prior to the change in control and (B)  his or her residence at the time of such relocation.

The tables below reflect the amount of compensation that would be payable to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their actual termination of employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

See “—Nonqualified Deferred Compensation” for a description of the named executive officer’s entitlements under the Company’s nonqualified deferred compensation plans.

Gerard E. Holthaus

The following table shows the potential payments upon termination of employment or a change of control of the Company for Gerard E. Holthaus, the Company’s President and Chief Executive Officer.

	Involuntary Termination w/Cause	Voluntary Termination w/o Good Reason	Involuntary Termination w/o Cause	Voluntary Termination w/Good Reason after Change in Control	Disability	Death
Severance Pay:
Base Salary	$0	$0	$750,000	$750,000	$0	$0
Management Incentive	$0	$0	$315,900	$315,900	$0	$0
Pro-Rata Bonus	$0	$0	$750,000	$750,000	$0	$0
Long-Term Incentive Compensation:
Stock Options(1)	$0	$0	$325,800	$325,800	$0	$0
Benefits:
Health Insurance	$0	$0	$8,593	$8,593	$0	$0
Life and AD&D Premiums	$0	$0	$261	$261	$0	$0
Supplemental LTD Premiums	$0	$0	$6,087	$6,087	$0	$0

(1)          Based on the excess of the closing sale price of our common stock on December 31, 2006 over the exercise price for each accelerated stock option. See the Outstanding Equity Awards at Year End for Fiscal Year 2006 Table for additional information as of December 31, 2006.

Robert C. Singer

The following table shows the potential payments upon termination of employment or a change of control of the Company for Robert C. Singer, the Company’s Executive Vice President and Chief Financial Officer.

	Involuntary Termination w/Cause	Voluntary Termination w/o Good Reason	Involuntary Termination w/o Cause	Voluntary Termination w/Good Reason after Change in Control	Disability	Death
Severance Pay:
Base Salary	$0	$0	$315,000	$315,000	$0	$0
Management Incentive	$0	$0	$162,500	$162,500	$0	$0
Pro-Rata Bonus	$0	$0	$350,000	$350,000	$0	$0
Long-Term Incentive Compensation:
Stock Options(1)	$0	$0	$130,096	$130,096	$0	$0
Benefits:
Health Insurance	$0	$0	$8,498	$8,498	$0	$0
Life and AD&D Premiums	$0	$0	$174	$174	$0	$0

(1)          Based on the excess of the closing sale price of our common stock on December 31, 2006 over the exercise price for each accelerated stock option. See the Outstanding Equity Awards at Year End for Fiscal Year 2006 Table for additional information as of December 31, 2006.

Joseph F. Donegan

The following table shows the potential payments upon termination of employment or a change of control of the Company for Joseph F. Donegan, the Company’s Executive Vice President of U.S. Field Operations.

	Involuntary Termination w/Cause	Voluntary Termination w/o Good Reason	Involuntary Termination w/o Cause	Voluntary Termination w/Good Reason after Change in Control	Disability	Death
Severance Pay:
Base Salary	$0	$0	$405,000	$405,000	$0	$0
Management Incentive	$0	$0	$188,549	$188,549	$0	$0
Pro-rata Bonus	$0	$0	$324,681	$324,681	$0	$0
Long-Term Incentive Compensation:
Stock Options(1)	$0	$0	$130,096	$130,096	$0	$0
Benefits:
Health Insurance Premiums	$0	$0	$8,560	$8,560	$0	$0
Life and AD&D Premiums	$0	$0	$261	$261	$0	$0

(1)          Based on the excess of the closing sale price of our common stock on December 31, 2006 over the exercise price for each accelerated stock option. See the Outstanding Equity Awards at Year End for Fiscal Year 2006 Table for additional information as of December 31, 2006.

William C. LeBuhn

The following table shows the potential payments upon termination of employment or a change of control of the Company for William C. LeBuhn, the Company’s Senior Vice President and Chief Administrative Officer.

	Involuntary Termination w/Cause	Voluntary Termination w/o Good Reason	Involuntary Termination w/o Cause	Voluntary Termination w/Good Reason after Change in Control	Disability	Death
Severance Pay:
Base Salary	$0	$0	$188,000	$188,000	$0	$0
Management Incentive	$0	$0	$89,700	$89,700	$0	$0
Pro-Rata Bonus	$0	$0	$187,500	$187,500	$0	$0
Long-Term Incentive Compensation:
Stock Options(1)	$0	$0	$97,288	$97,288	$0	$0
Benefits:
Health Insurance	$0	$0	$8,498	$8,498	$0	$0
Life and AD&D Premiums	$0	$0	$174	$174	$0	$0

(1)          Based on the excess of the closing sale price of our common stock on December 31, 2006 over the exercise price for each accelerated stock option. See the Outstanding Equity Awards at Year End for Fiscal Year 2006 Table for additional information as of December 31, 2006.

John B. Ross

The following table shows the potential payments upon termination of employment or a change of control of the Company for John B. Ross, the Company’s Vice President and General Counsel.

	Involuntary Termination w/Cause	Voluntary Termination w/o Good Reason	Involuntary Termination w/o Cause	Voluntary Termination w/Good Reason after Change in Control	Disability	Death
Severance Pay:
Base Salary	$0	$0	$140,000	$140,000	$0	$0
Management Incentive	$0	$0	$36,750	$36,750	$0	$0
Pro-Rata Bonus	$0	$0	$43,750	$43,750	$0	$0
Long-Term Incentive Compensation:
Stock Options(1)	$0	$0	$13,014	$13,014	$0	$0
Benefits:
Health Insurance	$0	$0	$8,491	$8,491	$0	$0
Life and AD&D Premiums	$0	$0	$174	$174	$0	$0

(1)          Based on the excess of the closing sale price of our common stock on December 31, 2006 over the exercise price for each accelerated stock option. See the Outstanding Equity Awards at Year End for Fiscal Year 2006 Table for additional information as of December 31, 2006.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

Cash Compensation

Directors receive an annual fee of $25,000. In addition, directors receive a fee of $1,500 for each board meeting attended ($750 for telephonic meetings), and each member of a board committee receives a fee of $1,500 for each committee meeting attended ($750 for telephonic meetings). Committee chairpersons for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee also receive annual fees of $15,000, $10,000 and $7,500, respectively. Directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and its committees.

Restricted Stock Units

Each director receives an annual award of restricted stock units valued at $45,000 at the date of the grant. The restricted stock unit awards vest within six months of the grant date and are settled in shares of our Common Stock at such time as provided for in the applicable award agreement. The shares received in respect of the restricted stock unit awards cannot be sold or transferred until one year after the recipient has ceased to serve as a director of the Company (except to the extent necessary to cover taxes or for estate planning purposes).

Deferred Compensation Program

Under the Deferred Compensation Program for non-employee directors, each non-employee Director may defer up to 100% of his or her total retainer and meeting fees. Each non-employee director who defers his or her annual retainer or fees through this program has the option of investing any deferred amounts in one or more funds offered by the plan’s trustee.

Amounts deferred pursuant to this program are generally distributed to each non-employee director at the earlier of a pre-elected distribution date or termination of such individual’s service as a director of the Company. At such time, the director may chose to receive the distribution in periodic payments or a lump sum.

Director Compensation For Fiscal Year 2006

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
James N. Alexander	$36,250	$45,000	$81,250
Steven B. Gruber	$47,000	$45,000	$92,000
James A. Flick, Jr.	$60,250	$45,000	$105,250
Michael F. Finley	$38,500	$45,000	$83,500
James L. Singleton	$45,250	$45,000	$90,250
Stephen A. Van Oss	$41,500	$45,000	$86,500
Alan D. Wilson	$23,000	$22,500	$45,500

(1)          Gerard E. Holthaus, the Company’s Chief Executive Officer, is not included in this table because he is an employee of the company and does not receive additional compensation for his services as a Director.

(2)          Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ending December 31, 2006 in accordance with FAS 123R, and thus includes amounts from awards granted in and prior to 2006. Mr. Van Oss has 2,290 restricted stock units outstanding as of December 31, 2006. Messrs. Alexander, Gruber, Flick, Finley, Singleton and Wilson have 2,063 restricted stock units outstanding as of 12/31/2006. The number of shares used in the determination of the fair value of the award is determined based upon compensation amounts determined by the Compensation Committee divided by the average of the highest and lowest sale prices reported as having occurred on the NASDAQ National Market on the date prior to the grant date.

(3)          The grant date fair value computed in accordance with FAS 123R of each restricted stock grant and restricted stock unit grant was $45,000.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2006 with respect to the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,357,405	(1)	$16.67	1,607,407 (3)
Equity compensation plans not approved by security holders	1,515,508	(2)	$10.98	—
	2,872,913		$13.67	1,607,407

(1)          Consists of the Company’s 1994 Employee Stock Option Plan and 2005 Omnibus Award Plan. Includes 14,668 restricted stock units to members of the Company’s Board of Directors which vest within six months from the date of grant. Includes an aggregate of 567,154 stock options subject to issuance pursuant to company performance goals pursuant to the 2005 Omnibus Award Plan. Achievement of Company performance goals requires certain EBITDA results cumulatively through 2009, or separately for each of the years 2006 through 2009, as previously established and determined by the Compensation Committee of the Board of Directors. Options will vest only if applicable Company performance goals are fully met and cumulative EBITDA targets are reached or exceed cumulative goal targets. If actual cumulative EBITDA is between the threshold and goal targets, or if only annual and not cumulative targets are met, a smaller number of options would vest. If an individual recipient does not remain employed by or associated with the Company on the cumulative vesting date, employees would forfeit options other than those vested as a result of achievement of annual targets.

(2)          Consists of the Company’s 1997 Employee Stock Option Plan and 2003 Employee Stock Option Plan. Options were granted at not less than fair-market value on the date of the grant, provide for vesting over a period of five years and have a term of ten years from the date of the grant.

(3)          Consists of 631,535 shares remaining available under the Company’s 2005 Omnibus Award Plan and 975,872 shares remaining available for future awards under the Company’s Employee Stock Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Steven B. Gruber is a Managing Partner of Oak Hill Capital Management, Inc., which is the manager of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. and as a Managing Partner of Oak Hill Capital Management II, LLC, which is the manager of Oak Hill Capital Partners II, L.P. and Oak Hill Capital Management Partners II, L.P. (collectively, the “Oak Hill Partnerships”). Scotsman Partners, L.P., which owns approximately 13.83% of our outstanding Common Stock, and the Oak Hill Partnerships are related parties. Mr. Gruber also is the Chairman of the Board of ExlService Holdings, Inc. (“EXL”), which is majority-owned by the Oak Hill Partnerships. EXL provides consulting assistance to us in connection with our Sarbanes-Oxley compliance program. In 2006, 2005, and 2004 we paid EXL approximately $561,000, $273,000, and $27,000 respectively, in fees and expense reimbursements.

James L. Singleton was initially designated to serve on our board by Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P., which own approximately 13.83% of our outstanding common stock and are controlled by The Cypress Group L.L.C. Mr. Singleton was until December 2005, the Co-Chairman of The Cypress Group, LLC, a private equity firm which he co-founded in April 1994. He is currently a director of WESCO. Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. were significant holders of shares in WESCO prior to August 2005. We use services from WESCO relating to plumbing, heating, air conditioning and electrical parts and supplies to maintain our fleet. We paid WESCO approximately $1,541,000, $1,627,000, and $1,265,000 in 2006, 2005, and 2004, respectively, for such services. Also, Mr. Stephen Van Oss, a Board Member who is a member of the Audit Committee, is the Senior Vice President and Chief Financial and Administrative Officer of WESCO.

Except as described above, no member of the Compensation Committee has any interlocking or insider relationship with the Company which is required to be reported under the applicable rules and regulations of the SEC.

The Audit Committee reviews and approves transactions with related persons. It has approved the EXL and WESCO transactions discussed above. As of March 9, 2007, the Company has a written Related Person Transaction Policy. All transactions involving a Related Person that exceed $120,000 are subject to this policy. The Audit Committee is responsible for this policy and its administration.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in overseeing and monitoring the integrity of Williams Scotsman International, Inc.’s (“Company”) financial reporting process, compliance with legal and regulatory requirements, its internal control and disclosure control systems, the integrity and audits of its financial statements, and the qualifications and independence of its independent auditors.

The Audit Committee’s role and responsibilities are set forth in a written Charter of the Audit Committee, which has been approved by the Board of Directors and adopted by the Audit Committee. We review and reassess the Charter at least annually, and more frequently as necessary to address and recommend any changes to the Board of Directors for approval. The Audit Committee currently consists of independent, non-employee directors, who are recommended by the Nominating and Corporate Governance Committee and appointed by the Board. The Audit Committee and the Board have designated James A. Flick, Jr. as the “audit committee financial expert,” based on his designation as a certified public accountant and his public accounting experience and experience as a chief financial officer of a publicly held company.

The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting for 2006 and attesting to management’s report on internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States). The independent auditors also review the Company’s quarterly financial statements. Management is responsible for the financial statements and the financial reporting process, including internal controls. We are responsible for monitoring and overseeing the annual audit process and discussing with the Company’s independent auditors’ the overall scope and plans for their respective audits. We meet periodically with management, and the independent auditors both together and separately. We review and discuss any management letter comments with the independent auditors and management’s response.

In this context, the Audit Committee hereby reports as follows:

1.                 We have reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2006 with management and the independent auditors. Management represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles.

2.                 In connection with the reports required by Section 404 of the Sarbanes-Oxley Act of 2002 on internal controls, the Audit Committee reviewed the process for the CEO and CFO quarterly certifications of the SEC filings. The Audit Committee also discussed management’s annual report on the Company’s internal controls over financial reporting and disclosures. Additionally, the Audit Committee discussed Ernst & Young LLP’s attestation report with management and Ernst & Young LLP and further discussed with Ernst & Young LLP the effectiveness of internal control over financial reporting.

3.                 The Audit Committee discussed the Company’s interim financial information contained in each quarterly earnings announcement with the Company’s management and Ernst & Young LLP prior to public release. The Committee also reviews the Company’s quarterly financial statements with management and Ernst & Young LLP prior to filing on Form 10-Q.

4.                 The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, (Communication with Audit Committees). These matters included a discussion of the independent auditors’ judgments about the quality (not just the acceptability) of the Company’s accounting practices, and accounting principles, as applied to its financial reporting.

5.                 The Audit Committee received from Ernst & Young LLP the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Ernst & Young LLP its independence. The Audit Committee further considered whether the provision by Ernst & Young LLP of any non-audit services described elsewhere in this Proxy Statement is compatible with maintaining auditor independence and determined that the provision of those services does not impair Ernst & Young LLP’s independence. We pre-approve all audit and permitted non-audit services performed by Ernst & Young LLP.

6.                 Based upon the review and discussion referred to in paragraphs (1) through (5) above, and the Audit Committee’s review of the representations of management and the disclosures by the independent auditors to the Audit Committee, we recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC. We have concluded that the independent auditors are independent from the Company and its management.

We have appointed Ernst & Young LLP as the Company’s independent auditors for 2007, subject to stockholder ratification.

This Report is submitted by the members of the Audit Committee of the Board of Directors of Williams Scotsman International, Inc.

Audit Committee
James A. Flick, Jr., Chair
Stephen A. Van Oss
Alan D. Wilson

Principal Accountant Fees and Services

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for fiscal years 2006 and 2005:

	2006	2005
Audit Fees(1)	$1,087,000	$755,000
Audit Related Fees(2)	515,000	28,000
Tax Fees(3)	83,000	14,000
All Other Fees	1,000	—
Total	$1,686,000	$797,000

(1)          Audit services of Ernst & Young LLP for fiscal years 2006 and 2005 consisted of the audit of the consolidated financial statements of the Company, quarterly review of financial statements and advisory services on technical issues related to the audit. 2006 fees also included Ernst & Young LLP’s initial audit of the Company’s internal controls over financial reporting. During 2006 and 2005, the Company incurred approximately $171,000 and $410,000, respectively, related to audit services in connection with filings with the Securities and Exchange Commission related to the Company’s public offerings of stock and refinancing transactions.

(2)          These fees represent advisory services and review of documentation related to the audit of the Company’s 401K and Employee Stock Purchase Plan, and due diligence services related to the acquisition of the remaining 91.5% interest in WIRON, all of which were approved by the Audit Committee.

(3)          Represents fees for tax preparation, federal, state and local tax matters and international tax planning services. The Audit Committee considered whether the provision by Ernst & Young LLP of non-audit services to the Company is compatible with maintaining the independence of Ernst & Young LLP with respect to the Company.

Pursuant to the Company’s Audit Committee Charter, all audit services and permitted non-audit services to be performed for the Company by its outside auditor are approved by the Audit Committee. The Committee has delegated authority to one or more members to pre-approve audit and permitted non-audit services (including pre-approval of fees), provided that the approvals granted by such persons are reviewed with the full Committee at its next scheduled meeting.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to our employees, including all of our officers and directors, and particularly our chief executive officer, chief financial officer, principal accounting officer and other persons performing similar functions. This code is available on our website www.willscot.com under the heading “Investor Relations”. We will promptly disclose on our website any amendments to, and waivers from, our code of business conduct and ethics, if and when required.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock. Insiders are required by regulation of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon the review of the copies of such reports furnished to us or written representations that no other reports were required during the fiscal year ended December 31, 2006, all of these executive officers and directors complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders’ Agreement

We, the Investor Stockholders and certain of our officers and employees identified as management stockholders are parties to a Management Stockholders’ and Optionholders’ Agreement dated as of September 14, 1998 (the “Stockholders’ Agreement”). The Stockholders’ Agreement was amended on September 23, 2005 prior to consummation of the initial public offering of the shares of Common Stock of the Company. Except for the registration rights provisions which were amended as described below, all provisions of the Stockholders’ Agreement were terminated.

Under the amended Stockholders’ Agreement, if we at any time after an initial public offering propose to register Common Stock on behalf of the Investor Stockholders, the management stockholders are entitled to piggyback registration rights with respect to such registration unless (i) the Common Stock held by such management stockholder has been disposed of pursuant to an effective registration statement, (ii) the entire amount of the Common Stock held by such management stockholder may be sold pursuant to Rule 144(k) or (iii) the Common Stock held by such management stockholder has ceased to be outstanding. However, the number of shares which may be sold by a management stockholder without the consent of the Investor Stockholders pursuant to any such registration statement may not exceed the product of (A) the total number of shares then beneficially owned by such management stockholder and (B) a fraction, the numerator of which shall be the total number of shares intended to be disposed of by the Investor Stockholders pursuant to such registration statement and the denominator of which shall be the total number of shares then beneficially owned by the Investor Stockholders.

In connection with the registrations described above, we will indemnify any selling stockholders against certain liabilities, including liabilities under the Securities Act, and we will pay all fees, costs and expenses (except underwriting discounts and selling commissions).

Investor Stockholders Agreement

On May 22, 1997, the Company, the Investor Stockholders, and the Odyssey Investment Group, Midocean Capital Partners New US, L.P. and Mr. Barry Gossett (together with their permitted transferees and the Investor Stockholders, the “Participating Stockholders”) entered into an investor stockholders agreement, which was subsequently amended on September 1, 1998 (the “Investor Stockholders Agreement”).

Other than the registration rights provisions described below, the Investor Stockholders Agreement was terminated on September 23, 2005 upon consummation of the initial public offering of the shares of our Common Stock.

Under the Investor Stockholders Agreement, the Company’s principal stockholders are entitled to certain demand and piggyback registration rights. Cypress Stockholders and Scotsman Partners each may demand three registrations, if they own more than 20% of the number of shares that were owned on the effective date of the Investor Stockholders Agreement. Odyssey Investment Group and Barry P. Gossett may demand one registration. We are not required to file a registration statement within 180 days following the effective date of another registration statement in which all Participating Stockholders are entitled to include their securities.

The non-requesting Participating Stockholders are entitled to piggyback registration rights with respect to any registration request made by the requesting Participating Stockholders. If the registration requested by a Participating Stockholder is in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities to be offered would adversely affect the success of the offering, the number of shares included in the offering shall be reduced pro rata among all Participating Stockholders in the proportion that the number of securities sought to be registered by each Participating Stockholder bears to the total number of securities sought to be registered by all Participating Stockholders; provided that, if the requesting Participating Stockholder is not able to sell at least 50% of the securities it requests to be registered, then this Participating Stockholder will have the right to request one more registration.

The Participating Stockholders are entitled to piggyback registration rights with respect to a registration initiated by us. If we initiate a registration in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities to be offered would adversely affect the success of the offering, then the number of shares included in the offering shall be determined as follows: (i) first, shares offered by us for our own account; and (ii) second, shares requested to be included by the Participating Stockholders, pro rata among the Participating Stockholders in the proportion that the number of securities sought to be registered by each Participating Stockholder bears to the total number of securities sought to be registered by all Participating Stockholders. In connection with the registrations described above, we will indemnify any selling stockholders against certain liabilities, including liabilities under the Securities Act, and we will bear all fees, costs and expenses (except underwriting discounts and selling commissions).

Oak Hill Securities Accounts

In April 2006, certain accounts managed by Oak Hill Advisors, L.P. and its affiliates, which we refer to as the Oak Hill Securities Accounts, purchased $20.0 million aggregate principal amount of the Company’s $100.0 million aggregate principal amount of 8.50% Notes due 2015 at a discount from the applicable offering price.

In September 2005, $42.0 million aggregate principal amount of the Company’s $350.0 million aggregate principal amount of 8.50% Notes due 2015 was purchased at the offering price, less the underwriter’s discount, on behalf of accounts managed by Oak Hill Advisors, L.P. and its affiliates.

In August 2003, Oak Hill Securities Accounts purchased at the offering price, less the underwriter’s discount, $30.0 million aggregate principal amount of the Company’s 10% Notes due 2008 (the 10% Notes). In 2002, Oakhill Securities Accounts purchased, at a discount from the offering price, $12.0 million aggregate principal amount of our 9.875% Notes due 2007 (the 9.875% Notes). In connection with the initial public offering of our Common Stock in September 2005, we repurchased or redeemed all outstanding 9.875% Notes and all 10% Notes that were validly tendered. $1.8 million of the 10% Notes are currently outstanding.

The Oak Hill Securities Accounts acquire and actively manage a diverse portfolio of investments. The principals of the Oak Hill Securities Accounts are associated with Oak Hill Capital Management, Inc., Oak Hill Capital Management II, LLC and Keystone Group, L.P. Keystone Group, L.P. is a limited partner of Scotsman Partners. Two of our directors are officers of Keystone Group, L.P.

Tax Sharing Agreement

On June 28, 2005, Williams Scotsman and the Company entered into a tax sharing agreement (the “Tax Sharing Agreement”) whereby the Company elected to file consolidated federal income tax returns on behalf of Williams Scotsman and its subsidiaries. Under the Tax Sharing Agreement, Williams Scotsman and its subsidiaries made payments of $69,031 in 2005 and $121,691 in 2006 to the Company. These payments generally equal Williams Scotsman and its subsidiaries’ tax liabilities, if these tax liabilities had been computed on a stand alone basis.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Any stockholder proposal intended for inclusion in the proxy material for the 2008 Annual Meeting of Stockholders must be received in writing by the Company, at the address set forth on the first page of this Proxy Statement, on or before December 7, 2007 to be included in next year’s mailing. Any such proposal will be subject to the requirements of Exchange Act Rule 14a-8.

Stockholders intending to present a proposal at our 2008 Annual Meeting must comply with the requirements and provide the information set forth in our By-laws. Under our By-Laws, a stockholder must deliver written notice of a proposal and any required information to our Corporate Secretary not less than 90 days and no more than 120 days before the first anniversary date of the preceding year’s Annual Meeting, provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the preceding year’s Annual Meeting, notice by the stockholder must be so delivered not earlier than the 120th day prior to such Annual Meeting and not later than the 90th day prior to such Annual Meeting or 10 days following the day on which public announcement of the date of such Annual Meeting is first made. If any stockholder proposal is received untimely, we will not be required to present it at the 2008 Annual Meeting.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business that will be presented for consideration at the Annual Meeting. Delivery of a proxy, however, confers on the designated proxy, discretionary authority to vote the shares in accordance with their discretion on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company may be inspected without charge and copies may be obtained upon payment of prescribed fees from the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549 or by way of the Securities and Exchange Commission’s Internet address, http://www.sec.gov.

The Company will provide without charge to each person receiving this proxy statement, upon the written request of such person, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2006. Written requests for a copy of the Company’s Annual Report on Form 10-K should be directed to John B. Ross, Corporate Secretary, 8211 Town Center Drive, Baltimore Maryland 21236.

Stockholders of the Company will receive with this proxy statement a copy of the Company’s annual report for the fiscal year ended December 31, 2006. Stockholders of the Company may obtain, without charge, additional copies of the Company’s annual report by writing to the Corporate Secretary at the address provided above or by calling 410-931-6105. Stockholders may also obtain copies of the annual and quarterly reports on the Company’s website at www.willscot.com.

By Order of the Board of Directors,

JOHN B. ROSS
Corporate Secretary

March 30, 2007

THIS PROXY, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES NAMED BELOW FOR ELECTION AS DIRECTORS, “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Please mark your votes as indicated in this example

The Board of Directors recommends a vote “FOR” all nominees named in Proposal 1, and “FOR” Proposal 2.

1.	Proposal 1:

To elect Steven B. Gruber, James L. Singleton and Alan D. Wilson directors for a three (3) year term ending at the Annual Meeting of Stockholders to be held in April, 2010 and until their respective successors are duly elected and qualify.

FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below

☐	☐

Nominees:

01	Steven B. Gruber

02	James L. Singleton

03	Alan D. Wilson

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), strike a line through the name of the nominee(s) above.

2.	Proposal 2:	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

FOR	AGAINST	ABSTAIN

☐	☐	☐

The proxies named herein are hereby authorized to vote in their discretion upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof, including any proposal presented for any adjournment of the meeting.

Receipt of notice of the meeting and proxy statement is hereby acknowledged, and the terms of the notice and proxy statement are hereby incorporated by reference into this proxy.  The undersigned hereby revokes all proxies heretofore given for said meeting or any adjournment or postponement thereof.

(Please sign, date and promptly return this proxy in the enclosed envelope.  No postage is required if mailed in the United States.)

Signature	Signature	Date

(Please sign exactly as your name appears hereon.  Executors, administrators, guardians, officers signing for corporations, trustees and attorneys should give full title.  For joint owners, both owners should sign.)

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Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

WILLIAMS SCOTSMAN INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS, [       ]
PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert C. Singer, William C. LeBuhn and Dean T. Fisher, and each of them, with full power of substitution to each, as proxy, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Williams Scotsman International, Inc. to be held on April 26, 2007 at 9:30 a.m., at the Company’s offices located at 8211 Town Center Drive, Baltimore, Maryland 21236 and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.  IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE CORPORATE SECRETARY OF THE COMPANY, BY TIMELY PROVIDING A LATER-DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

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